The BlackRock Investment Quality Term Trust Inc.

File number 811-6542

Semi-Annual Report of the period ending 6/30/00



SUB-ITEM 77C

Matters submitted to a Vote of Security Holders at the Annual Meeting of Stockholders of the Trust held on May 18, 2000

1.	The following individuals were elected as directors.

Directors		Vote For		Vote
Against
Frank J. Fabozzi		27,930,086

Walter F. Mondale	27,752,419

Ralph L. Schlosstein	27,948,342



The following individuals are all the other current directors:

	Directors
	Laurence D. Fink
	Andrew F. Brimmer
	Richard E. Cavanagh
	Kent Dixon
	James Clayburn La Force, Jr.